As filed with the Securities and Exchange Commission on July 20, 2016
Registration No. 333-212340

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
Amendment No 1 to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	74-2584033 (I.R.S. Employer Identification Number)
18803 Meisner Drive San Antonio, Texas 78258 (210) 490-4788 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________________
Robert L. G. Watson
President and Chief Executive Officer
Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________
Copies to:
Steven R. Jacobs
Winstead PC
300 Convent Street, Suite 2700
San Antonio, Texas 78205
(210) 277-6855

___________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	25,000,000 shares	$1.09	$27,250,000	$2,745 (3)

(1)
In the event of a stock split, stock dividend or similar transaction, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416(a) under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average high and low prices of the Common Stock reported on the Nasdaq Stock Market on June 28, 2016.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED JULY 20, 2016
25,000,000 Shares
ABRAXAS PETROLEUM CORPORATION
Common Stock
This prospectus relates to up to an aggregate of 25,000,000 shares of our common stock that we may offer and issue in acquisition transactions that we may make from time to time. These acquisitions of assets, businesses or securities, whether by purchase, merger, or any other form of business combination, will be made at negotiated prices. The consideration for any such acquisition may consist of shares of our common stock or a combination of common stock, cash, notes, assumption of liabilities or other consideration. The total number of shares issued to consummate any of these acquisitions will be determined through arms-length negotiations and we expect that the shares of common stock issued in connection with any of these transactions will be valued at a price reasonably related to the prevailing market price of our common stock at the time an acquisition agreement is entered into or at or about the time the acquisition is consummated or during some other negotiated period. We do not expect to receive any cash proceeds when we issue common stock registered by this prospectus
We expect to pay all expenses of any offerings under this prospectus. We do not expect to pay any underwriting discounts or commissions in connection with issuing the common stock, although we may pay finder’s or similar fees in specific acquisitions, and the fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving a finder’s or similar fee may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.
Our common stock is listed on the NASDAQ Stock Market under the symbol “AXAS.” On July 19, 2016, the last reported sale price of our common stock on the NASDAQ Stock Market was $1.22 per share.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 5 AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN, BEFORE DETERMINING WHETHER TO ACCEPT OUR COMMON STOCK AS TO ALL OR PART OF THE PURCHASE PRICE FOR OUR ACQUISITION OF YOUR BUSINESS, SECURITIES OR OTHER ASSETS.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is , 2016.

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS
This prospectus is a part of a “shelf” registration statement on Form S-4 that we have filed with the United States Securities and Exchange Commission, referred to as the SEC. Under the shelf registration process, we may from time to time offer and sell up to an aggregate of 25,000,000 shares of our common stock, par value $0.01 per share, in connection with the acquisition of assets, stock or businesses, whether by purchase, merger or any other form of business combination. This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. We will provide you without charge upon your request a copy of any documents incorporated by reference into this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, or you may obtain copies of such documents from the SEC, in each case as described under “Where You Can Find More Information” below. For a more detailed discussion about the information about us that is incorporated by reference into this prospectus, see “Where You Can Find More Information.”
This prospectus provides you with a general description of the securities we may offer pursuant to this prospectus. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. Once we know the actual information concerning a specific acquisition, we may be required to provide further information either by means of a post-effective amendment to the registration statement of which this prospectus is a part, or by means of a prospectus supplement. You should read this prospectus and any accompanying prospectus supplement or any applicable post-effective amendment together with the additional information described under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.
Also, using our website, www.abraxaspetroleum.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, including exhibits, at no cost by writing or telephoning our principal executive office, which is:
18803 Meisner Drive
San Antonio, Texas 78258
Attn: Investor Relations
(210) 490-4788
This prospectus is part of a registration statement that we have filed with the SEC relating to the securities offered hereby. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and such securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet website at www.sec.gov.
The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents that we have filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 15, 2016;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 filed with the Commission on May 10, 2016;

•	Our Current Report on Form 8-K filed with the Commission on January 15, 2016, April 21, 2016, May 10, 2016 , May 23, 2016 and June 21, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 24, 2008, including any amendments or reports filed for the purpose of updating such description.
Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
FORWARD-LOOKING INFORMATION
We make forward-looking statements throughout this prospectus and the documents included or incorporated by reference in this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as statements including words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “could,” “potentially” or similar expressions), you must remember that these are forward-looking statements, and that our expectations may not be correct, even though we believe they are reasonable. The forward-looking information contained in this prospectus or in the documents included or incorporated by reference in this prospectus is generally located in the material set forth under the headings “About Abraxas,” “Risk Factors,” “Business,” “Properties,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management’s reasonable estimates of future results or trends. The factors that may affect our expectations regarding our operations include, among others, the following:

•	the prices we receive for our production and the effectiveness of our hedging activities;

•	the availability of capital including under our credit facility;

•	our success in development, exploitation and exploration activities;

•	declines in our production of oil and gas;

•	our indebtedness and the significant amount of cash required to service our indebtedness;

•	limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our bank credit facility and restrictive debt covenants;

•	our ability to make planned capital expenditures;

•	ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices;

•	political and economic conditions in oil producing countries, especially those in the Middle East;

•	price and availability of alternative fuels;

•	our ability to procure services and equipment for our drilling and completion activities;

•	our acquisition and divestiture activities;

•	weather conditions and events;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities; and

•	other factors discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.
Except as otherwise required by law, we disclaim any duty to update any forward-looking statements, all of which are qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. See also “Where You Can Find More Information.”

ABOUT ABRAXAS
This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus, our annual report on Form 10-K for the year ended December 31, 2015 including the consolidated financial statements and the notes to those financial statements included in that report, which is incorporated by reference herein. The terms “Abraxas,” “we,” “us,” “our,” or the “Company,” refer to Abraxas Petroleum Corporation, together with its consolidated subsidiaries. We have provided definitions for some of the oil and gas industry terms used in this prospectus in the section entitled “Glossary of Terms.”
We are an independent energy company primarily engaged in the development and production of oil and gas. Historically, we have grown through the acquisition and subsequent development and exploitation of producing properties, principally through the redevelopment of old fields utilizing new technologies such as modern log analysis and reservoir modeling techniques as well as 3-D seismic surveys, horizontal drilling and modern completion techniques. As a result of these activities, we believe that we have a number of development opportunities on our properties. In addition, we intend to expand upon our development activities with complementary exploration projects in our core areas of operation. Success in our development and exploration activities is critical in the maintenance and growth of our current production levels and associated reserves.
Abraxas was originally incorporated in Texas in 1977 and re-incorporated in Nevada in 1990 when it became a public company. Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.” Our principal offices are located at 18803 Meisner Drive, San Antonio, Texas 78258, and our telephone number is (210) 490-4788. Information contained on our website, www.abraxaspetroleum.com, is not part of this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.
USE OF PROCEEDS
Unless otherwise indicated in any prospectus supplement, we do not expect to receive proceeds from the offering of any common stock pursuant to this prospectus other than the businesses, assets or securities acquired in a business combination transaction.
DESCRIPTION OF OUR CAPITAL STOCK
Common Stock
We are currently authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share.
As of July 19, 2016, we had 135,038,301 shares of common stock outstanding and approximately 1,037 stockholders of record.
Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of our common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.
Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available for that purpose.
Under the terms of our credit facility, we are prohibited from paying dividends on shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.
Preferred Stock
Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, in or more series. The following description discusses the general terms of the preferred stock that we may issue. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our articles of incorporation and to the certificate of designation relating to that series of preferred stock. The certificate of designation for any series of preferred stock will be filed with the Securities and Exchange Commission promptly after the offering of that series of preferred stock.
The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The terms of the preferred stock may include:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•
the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•
any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.
Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.
The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.
Option Plans
The Abraxas Petroleum Corporation Amended and Restated 2005 Employee Long-Term Incentive Plan, or LTIP, authorizes us to grant incentive stock options, non-qualified stock options and shares of restricted stock to our executive officers, as well as to all of our employees. Option grants generally have a term of 10 years and vest in equal increments over 4 years. Restricted stock grants vest in accordance with each individual grant agreement. Vesting is accelerated in certain events such as a change of control. A total of 10,600,000 shares of Abraxas common stock are currently reserved under the LTIP, subject to adjustment following certain events, such as stock splits.
Pursuant to the Abraxas Petroleum Corporation Amended and Restated 2005 Non-Employee Directors Long-Term Equity Incentive Plan, or Director Plan, we also grant non-qualified stock options and restricted stock to non-employee directors. This plan is administered by our compensation committee and provides that each year, at the first regular meeting of the board of directors immediately following our annual stockholder’s meeting, each non-employee director shall be granted or issued awards of 25,000 shares of our common stock, for participation in board and committee meetings during the previous calendar year.
The compensation committee also administers our 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, each of which is now expired, but under which we previously granted restricted stock, incentive stock options and non-qualified stock options as permitted by such plans.
The following table sets forth the number of options issued and outstanding, the amount of those options outstanding that are fully vested and the average exercise price per share of such options under the LTIP, the 2005 Director Plan, 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, as of July 19, 2016 , as well as pursuant to the individual option agreements:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	8,365,522	$2.41	515,874
Equity compensation plans not approved by security holders	90,000	$2.06	―
Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws
Our articles of incorporation and bylaws provide for the board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The articles of incorporation and bylaws provide that the board of directors will consist of not less than three or more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The board of directors, and not the stockholders, has the authority to determine the number of directors. This provision could prevent any stockholder from obtaining majority representation on the Abraxas board by enlarging the board of directors and by filling the new directorships with the stockholder’s own nominees. In addition, directors may be removed by the stockholders only for cause.
Our articles of incorporation and bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board, the President or a majority of the members of the board of directors. This provision may make it more difficult for stockholders to take actions opposed by the board of directors.
Our articles of incorporation and bylaws provide that any action required to be taken or which may be taken by holders of our common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the articles of incorporation and bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all of our stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action.
Anti-Takeover Statutes
Chapter 78 of the Nevada Revised Statutes, which we refer to as the Nevada GCL, contains two provisions, described below as “Combination Provisions” and the “Control Share Act,” that may make the unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions more difficult.
Restrictions on Certain Combinations between Nevada Resident Corporations and Interested Stockholders

The Nevada GCL includes certain provisions (the “Combination Provisions”) prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto or timely elected against their application in its bylaws no later than October 31, 1991. Our articles of incorporation and bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.
Nevada Control Share Act
Nevada Revised Statutes 78.378 through 78.3793, inclusive, which we refer to as the Control Share Act, imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of “control shares” of a person or group (“Acquiring Person”) purchasing a “controlling interest” in an “issuing corporation” (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an “issuing corporation” unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Our articles of incorporation and bylaws do not currently contain a provision rendering the Control Share Act inapplicable.
Under the Control Share Act, an “issuing corporation” is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated company. Our status at the time of the occurrence of a transaction governed by the Control Share Act (assuming that our articles of incorporation or bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.
The Control Share Act requires an Acquiring Person to take certain procedural steps before such Acquiring Person can obtain the full voting power of the control shares. “Control shares” are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a “controlling interest,” and (2) acquired within 90 days immediately preceding that date. A “controlling interest” is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as “interested stockholders” (as defined below).
To obtain voting rights in control shares, the Acquiring Person must file a statement at the registered office of the issuer (“Offeror’s Statement”) setting forth certain information about the acquisition or intended acquisition of stock. The Offeror’s Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders’ meeting must then be held at the Acquiring Person’s expense within 30 to 50 days after the Offeror’s Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.
At the special or annual meeting at which the issue of voting rights of control shares will be addressed, “interested stockholders” may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Our articles of incorporation do not currently contain a provision allowing for such voting power.
If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a “dissenter’s notice” advising them of the fact and of their right to receive “fair value” for their shares. Our articles of incorporation and bylaws do not provide otherwise. By the date set in the dissenter’s notice, which may not be less than 30 or more than 60 days after the dissenter’s notice is delivered, any such stockholder may demand to receive from the corporation the “fair value” for all or part of his shares. “Fair value” is defined in the Control Share Act as “not less than the highest price per share paid by the Acquiring Person in an acquisition.”
The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror’s Statement to the corporation within 10 days after the Acquiring Person’s acquisition of the control shares; or (2) an Offeror’s Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Our articles of incorporation and bylaws do not address this matter.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
PLAN OF DISTRIBUTION
The common stock covered by this prospectus is available for use in connection with acquisitions by us of other businesses, assets or securities in business combination transactions. The consideration for any such acquisition may consist of shares of our common stock or a combination of common stock, cash, notes, assumption of liabilities or other consideration. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired after taking into account the current and anticipated future value of such businesses, assets or securities, along with all other relevant factors. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. The common stock issued to the owners of the businesses, assets or securities to be acquired normally are valued at a price reasonably related to the market value of such common stock either at the time an agreement is reached regarding the terms of the acquisition, at the time we issue the shares, or during some other negotiated period.
This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction, and the registration statement of which this prospectus is a part will be amended or supplemented, where appropriate, to supply information concerning an acquisition.
In addition, we may issue our common stock pursuant to this prospectus and applicable prospectus supplement, or post-effective amendment, to acquire the assets, stock or business of debtors in cases under the United States Bankruptcy Code, which may constitute all or a portion of the debtor’s assets, stock or business. The common stock we issue in these transactions may be sold by the debtor or its stockholders for cash from time to time in market transactions or it may be transferred by the debtor in satisfaction of claims by creditors under a plan of reorganization approved by the applicable United States Bankruptcy Court or otherwise transferred in accordance with the Bankruptcy Code.
All expenses of this registration will be paid by us. It is not expected that underwriting discounts or commissions will be paid by us in connection with issuances of shares of common stock under this prospectus. However, finders’ or similar fees may be paid from time to time in connection with specific acquisitions, and the fees may be paid through the issuance of common stock covered by this prospectus. Any person receiving a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended. We may also pay certain financial advisory or similar fees or reimburse certain expenses of investment banking firms that advise us from time to time generally or regarding a specific acquisition.
RESALES OF SHARES
In general, the persons to whom we issue common stock under this prospectus will be able to resell our common stock in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive our common stock may want to resell those shares in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by selling stockholders who may wish to sell shares of common stock. As used in this prospectus, “selling stockholders” may include donees and pledgees selling securities received from a named selling stockholder. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.
We will receive none of the proceeds from any sales by selling stockholders. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We may pay printing, certain legal, filing and other similar expenses of this offering. Selling stockholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions and their own legal expenses.
Selling stockholders may sell the shares of common stock offered by this prospectus:

•	through the Nasdaq Stock Market or any other securities exchange or quotation service that lists or quotes our common stock for trading;

•	in the over-the-counter market;

•	in special offerings;

•	in privately negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in transactions in which a broker or dealer will attempt to sell shares as an agent but may position and resell a portion of the shares as principal;

•	in transactions in which a broker or dealer purchases as principal for resale for its own account;

•	through underwriters or agents; or

•	in any combination of these methods.
Selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions above may include block transactions.
Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling stockholders’ agent in the resale of the shares by the selling stockholders, or the securities firm may purchase securities from the selling stockholders as principal and thereafter resell the securities from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other dealers may be allowed. We and the selling stockholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act, and may reimburse them for any expenses in connection with an offering or sale of securities. We may also agree to indemnify the selling stockholders against any such liabilities or reimburse them for expenses. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.
Selling stockholders may also offer shares of common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling stockholders should seek the advice of their own counsel about the legal requirements for such sales.

This prospectus will be amended or supplemented, if required by the Securities Act and the rules of the SEC, to disclose the name of the selling stockholder, the participating securities firm, if any, the number of shares of common stock involved and other information concerning the resale, including the terms of any distribution, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions, concessions or other items constituting compensation. We may agree to keep the registration statement relating to the offering and sale by the selling stockholders of our securities continuously effective until a fixed date or the date on which the shares may be resold without registration under the Securities Act.
LEGAL MATTERS
Certain legal matters with respect to the securities offered hereby have been passed upon by Winstead PC, San Antonio, Texas.
EXPERTS
The financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The historical reserve information prepared by DeGolyer and MacNaughton included or incorporated by reference in this prospectus has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.
GLOSSARY OF TERMS
Unless otherwise indicated in this prospectus, gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Gas equivalents are determined using the ratio of six Mcf of gas to one barrel of oil, condensate or NGLs.
The following definitions shall apply to the technical terms used in this prospectus.
Terms used to describe quantities of oil and gas
“Bbl” – barrel or barrels.
“Bcf” – billion cubic feet of gas.
“Bcfe” – billion cubic feet of gas equivalent.
“Boe” – barrels of oil equivalent.
“Boepd” – barrels of oil equivalent per day.
“MBbl” – thousand barrels.
“MBoe” – thousand barrels of oil equivalent.
“Mcf” – thousand cubic feet of gas.
“Mcfe” – thousand cubic feet of gas equivalent.
“MMBbls” – million barrels.
“MMBoe” – million barrels of oil equivalent.
“MMbtu” – million British Thermal Units.
“MMcf” – million cubic feet of gas.

“MMcfe” – million cubic feet of gas equivalent.
“MMcfepd” – million cubic feet of gas equivalent per day.
“MMcfpd” – million cubic feet of gas per day.
“NGL” means natural gas liquids measured in barrels.
Terms used to assign a present value to or to classify our reserves
“Developed oil and gas reserves*” Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.
“Proved developed non-producing reserves*” or “PDNP*” are those quantities of oil and gas reserves that are developed behind pipe in an existing well bore, from a shut-in well bore or that can be recovered through improved recovery only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells that will require additional completion work or future recompletion prior to the start of production.
“Proved developed reserves*” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
“Proved reserves*” Reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.
“Proved undeveloped reserves” or “PUDs*” Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells, in each case where a relatively major expenditure is required.
“PV-10” means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.
“Standardized Measure” means estimated future net revenue, discounted at a rate of 10% per annum, after income taxes and with no price or cost escalation or de-escalation, calculated in accordance with Accounting Standards Codification (“ASC”) 932, “Disclosures About Oil and Gas Producing Activities.”
“Undeveloped oil and gas reserves*” Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.
* This definition is an abbreviated version of the complete definition set forth in Rule 4-10(a) of Regulation S-X. For the complete definition, see: http://www.ecfr.gov/cgi-bin/retrieveECFR?gp=1&SID=7aa25d3cede06103 c0ecec861362497d&ty=HTML&h=L&n=pt17.3.210&r=PART#se17.3.210_14_610
Terms used to describe costs
“DD&A” means depletion, depreciation and amortization.

“LOE” means lease operating expenses and production taxes.
Terms used to describe our interests in wells and acreage:
“Developed acreage” means acreage which consists of leased acres spaced or assignable to productive wells.
“Development well” is a well drilled within the proved area of an oil or gas reservoir to the depth or stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting reserves.
“Dry hole” is an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion.
“Exploratory well” is a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be producing in another reservoir, or to extend a known reservoir.
“Gross acres” are the number of acres in which we own a working interest.
“Gross well” is a well in which we own an interest.
“Net acres” are the sum of fractional ownership working interests in gross acres (e.g., a 50% working interest in a lease covering 320 gross acres is equivalent to 160 net acres).
“Net well” is the sum of fractional ownership working interests in gross wells.
“Productive well” is an exploratory or a development well that is not a dry hole.
“Undeveloped acreage” means those leased acres on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.
Other terms
“NYMEX” means the New York Mercantile Exchange.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless an amendment to Abraxas’ Articles of Incorporation were to provide for greater individual liability.
Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.
Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals therefrom) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2 of Section 78.7502, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.
Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.
Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, executors and administrators.
Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.
The Amended and Restated Bylaws of Abraxas provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of Abraxas incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by Abraxas as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by Abraxas.
Abraxas has a contract for insurance coverage under which Abraxas and certain Covered Persons (including the directors and officers of Abraxas) are covered under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Covered Persons. In addition, Abraxas has entered into indemnification agreements with its directors and officers that require Abraxas to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada law, subject to amounts paid by insurance. The above-described provisions of the Nevada Law relating to the indemnification of directors and officers do not prohibit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.
Our articles of incorporation contain a provision that eliminates the personal monetary liability of directors and officers to us and our stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada Law. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of our articles of incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the Board of Director’s action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that we and our stockholders would have no effective remedy against the directors or officers.

Item 21. Exhibits.
The following Exhibits either are filed as part of this registration statement or incorporated by reference to documents previously filed or will be filed by amendment. Exhibit numbers correspond to the exhibits required by item 601 of regulation s-k.

Number	Description
3.1	Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to Abraxas’ Registration Statement on Form S-4, No. 33-36565 (the “S-4 Registration Statement”))
3.2	Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990. (Filed as Exhibit 3.3 to the S-4 Registration Statement).
3.3	Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990. (Filed as Exhibit 3.4 to the S-4 Registration Statement).
3.4
Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995. (Filed as Exhibit 3.4 to Abraxas’ Registration Statement on Form S-3, No. 333-00398 (the “S-3 Registration Statement”)).

3.5	Articles of Amendment to the Articles of Incorporation of Abraxas dated as of August 12, 2000. (Filed as Exhibit 3.5 to Abraxas’ Annual Report on Form 10-K filed April 2, 2001).
3.6	Certificate of Correction dated February 24, 2011. (Filed as Exhibit 3.6 to Abraxas’ Annual Report on Form 10-K filed on March 15, 2012).
3.7	Certificate of Withdrawal dated March 16, 2015 (Filed as Exhibit 3.1 to Abraxas’ Current Report on Form 8-K filed March 17, 2015 )
3.8	Amended and Restated Bylaws of Abraxas. (Filed as Exhibit 3.1 to Abraxas’ Current Report on Form 8-K filed November 17, 2008).
4.1	Specimen Common Stock Certificate of Abraxas. (Filed as Exhibit 4.1 to the S-4 Registration Statement).
**5.1	Opinion of Winstead PC
*23.1	Consent of BDO USA, LLP.
**23.2	Consent of DeGolyer and MacNaughton.
**23.3	Consent of Winstead PC (Filed with Exhibit 5.1)
**24.1	Power of Attorney (contained on signature page).
________________

*	Filed herewith.

**	Previously filed.
Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of this chapter, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, Texas, on this 20th day of July, 2016.
ABRAXAS PETROLEUM CORPORATION

By:	/s/ Robert L. G. Watson
Robert L. G. Watson, Chairman of the Board, President and Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned officers and directors of Abraxas Petroleum Corporation hereby severally constitute and appoint Robert L.G. Watson and Geoffrey R. King, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement on Form S-4, including any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Abraxas Petroleum Corporation to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert L. G. Watson Robert L. G. Watson	Chairman of the Board, President and Chief Executive Officer, (Principal Executive Officer) and Director	July 20, 2016
/s/ Geoffrey R. King Geoffrey R. King	Vice President and Chief Financial Officer (Principal Financial Officer)	July 20, 2016
/s/ G. William Krog, Jr. G. William Krog, Jr.	Chief Accounting Officer (Principal Accounting Officer)	July 20, 2016
* Harold D. Carter	Director	July 20, 2016
* Ralph F. Cox	Director	July 20, 2016
* W. Dean Karrash	Director	July 20, 2016
* Jerry J. Langdon	Director	July 20, 2016
/* Dennis E. Logue	Director	July 20, 2016
* Brian L. Melton	Director	July 20, 2016
* Paul A. Powell, Jr.	Director	July 20, 2016
* Edward P. Russell	Director	July 20, 2016
*By: /s/ Geoffrey R. King
Geoffrey R. King, Attorney-in-Fact

EXHIBIT INDEX
Exhibit
Number     Description

23.1	Consent of BDO USA, LLP.
.
.